Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

BlackRock Energy and Resources Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	0.00015310%	—

Fees Previously Paid	$9,687,068.47(1)		$1,483.09(2)

Total Transaction Valuation	$9,687,068.47(1)

Total Fees Due for Filing			$1,483.09

Total Fees Previously Paid			$1,483.09

Total Fee Offsets			—

Net Fee Due			$0

(1)

The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the shares outstanding and net asset value of the Fund as of October 8, 2024. The fee of $1,483.09 was paid in connection with the filing of the Schedule TO-I by BlackRock Energy and Resources Trust (File No. 005-89858) on October 15, 2024 (the “Schedule TO”). This is the first amendment to the Schedule TO and is being filed for the purpose of filing the Trust’s press release announcing the preliminary results of the Offer as an additional exhibit to the Schedule TO.

(2)	Calculated at $153.10 per $1,000,000 of the Transaction Value.